Exhibit 99.1

Contact:
Kosan Biosciences
Susan M. Kanaya	Shari Annes
Chief Financial Officer	(650) 888-0902 (cell)
(510) 732-8400 ext. 5227	(510) 731-5260
annes@kosan.com

FOR IMMEDIATE RELEASE

Kosan Reports First Quarter Financial Results

HAYWARD, CA. April 27, 2004 – Kosan Biosciences Incorporated (Nasdaq: KOSN) today reported financial results for the first quarter of 2004. Kosan reported revenues of $6.4 million in the three months ended March 31, 2004, compared to $5.3 million in the same period in 2003. The $1.1 million increase in 2004 revenue was driven by higher revenue associated with Kosan’s epothilone global development and commercialization agreement with Roche, reflecting the advancement of KOS-862 (Epothilone D) into Phase II and Phase Ib clinical trials and the investment in the related fast-follower program.

Kosan reported a quarterly net loss of $4.1 million, or $0.14 per share, compared to $2.6 million, or $0.10 per share, in the same period for the prior year. At March 31, 2004, cash, cash equivalents and marketable securities totaled $101.2 million compared to $105.3 million at December 31, 2003.

Total operating expenses were $10.7 million for the three months ended March 31, 2004, compared to $8.1 million in the same period last year. These increases were primarily due to the cost of progressing KOS-862 into more advanced and diversified clinical trials, development and production efforts relating to the epothilone fast-follower program and higher personnel and other related costs associated with advancing our research and development pipeline toward later stages of development.

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Q1 Earnings – Page 2

About Kosan

Kosan Biosciences has two lead product candidates: KOS-862 and 17-AAG. Both compounds are derived from an important class of natural products known as polyketides. KOS-862 is in Phase II and Phase Ib clinical trials and is partnered with Roche in a global development and commercialization agreement. 17-AAG is being evaluated in multiple Phase I and Phase Ib clinical trials in collaboration with the National Cancer Institute. 17-AAG is a polyketide inhibitor of Hsp90 and interrupts several biological processes implicated in cancer cell growth and survival. By applying its expertise and proprietary technologies to generate polyketide analogs and by increasing the production yields of polyketides, Kosan has created a robust pipeline of potentially significant products for cancer, as well as for infectious disease and other therapeutic areas. For additional information on Kosan Biosciences, please visit the Company’s website at www.kosan.com.

This press release contains “forward-looking” statements, including statements relating to the further development of Kosan’s product candidates, including those related to KOS-862. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. There are a number of important factors that could cause the results of Kosan to differ materially from those indicated by these forward-looking statements, including, among others, risks related to the clinical advancement of KOS-862 and other risks detailed from time to time in the Company’s SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2003 and other periodic filings with the SEC. Kosan does not undertake any obligation to update forward-looking statements.

FINANCIAL TABLE FOLLOWS

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Q1 Earnings – Page 3

lSelected Financial Information

Condensed Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2004	2003
	(unaudited)
Revenues:
Contract revenue	$6,123	$4,347
Grant revenue	238	911

Total revenues	6,361	5,258

Operating expenses:
Research and development	9,341	6,881
General and administrative	1,403	1,248

Total operating expenses	10,744	8,129

Loss from operations	(4,383)	(2,871)
Net interest income	258	289

Net loss	$(4,125)	$(2,582)

Basic and diluted net loss per common share	$(0.14)	$(0.10)

Shares used in computing basic and diluted net loss per common share	28,747	25,317

Condensed Balance Sheets

(in thousands)

	March 31, 2004	December 31, 2003
	(unaudited)
Cash, cash equivalents and marketable securities	$101,168	$105,299
Total assets	$117,730	$123,189

Deferred revenue	$19,453	$20,859
Total liabilities	$31,343	$33,737
Total liabilities and stockholders’ equity	$117,730	$123,189

Shares issued and outstanding	28,877	28,753

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